Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 No. 333-100955 of our report dated July 29, 2004, (except Footnotes 2 and 8, as to which the date is September 12, 2005), with respect to the financial statements and schedule of Array BioPharma Inc. included in the Annual Report on Form 10-K/A for the year ended June 30, 2004.

/s/ ERNST & YOUNG LLP

Denver, Colorado
September 12, 2005